Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS LICENSES GLUFOSFAMIDE TO ELEISON PHARMACEUTICALS

REDWOOD CITY, CA and PRINCETON, NJ – October 15, 2009 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), and Eleison Pharmaceuticals, Inc., today announced the execution of a licensing agreement granting Eleison Pharmaceuticals exclusive worldwide rights to glufosfamide. Glufosfamide is a novel small molecule that has been evaluated by Threshold in a Phase 3 clinical trial and multiple Phase 2 clinical trials.

Under the agreement, Eleison is responsible for the development, manufacturing and marketing of glufosfamide. Eleison and Threshold will share in the profits of commercialization, if the further clinical development of glufosfamide leads to regulatory approval and marketing. Eleison intends to secure funding for the clinical development of glufosfamide. The agreement between Threshold and Eleison contemplates that Eleison, to satisfy its diligence obligations, will raise sufficient funds to commence clinical development activities with glufosfamide.

Glufosfamide was licensed from Baxter to Threshold in 2003. In 2004, Threshold and MediBIC signed a development agreement whereby MediBIC would conduct clinical development activities for glufosfamide in certain Asian countries. Pursuant to those agreements, Baxter and MediBIC may be entitled to certain royalty and milestone payments, if Eleison’s clinical development efforts are successful.

“Eleison, with their focus on orphan drug indications and an experienced management team, is an ideal organization to maximize the potential of glufosfamide, a drug candidate that we continue to believe should have a role in the treatment of cancer,” said Dr. Barry Selick, chief executive officer of Threshold. “Under this agreement, Eleison will assume full responsibility for the ongoing development of glufosfamide, freeing Threshold to continue to focus its efforts on TH-302. In return, Threshold will benefit from sharing in any financial upside that results from Eleison’s development and commercialization efforts for glufosfamide.”

“We are dedicated to improving therapeutic options for patients with rare diseases and are hopeful that glufosfamide may be an important treatment option for pancreatic cancer patients,” said Edwin Thomas, chief executive officer of Eleison. “We are pleased to enter into this licensing agreement with Threshold and we are committed to turn this into a great success.”

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

About Glufosfamide

Glufosfamide combines the active part of ifosfamide, a member of a widely used class of chemotherapy drugs known as alkylators, with a glucose molecule. As announced in 2007, a Phase 3 trial of glufosfamide showed that the overall survival in patients with metastatic pancreatic cancer who had relapsed after gemcitabine chemotherapy was 18% higher in the glufosfamide arm compared to those who received best supportive care, but the result did not reach statistical significance.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, Threshold is building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit the website (www.thresholdpharm.com).

About Eleison Pharmaceuticals

Eleison was founded in 2008. The Company’s mission is to acquire, develop, and commercialize clinical stage drug candidates for “orphan” indications, providing new hope for patients with rare life-threatening, diseases.

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates, their uses and potential benefits and clinical trial results and plans. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to enroll and complete its current and anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, the possibility that results from these trials will not be confirmed, potential adverse side effects, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 6, 2009 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” Threshold does not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com